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                                   EXHIBIT 10
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                                   SCHEDULE I



      Ferro Corporation has entered into executive employment agreements with its officers listed below substantially identical in all material respects to the Form of Amended and Restated Executive Employment Agreement (Exhibit 10(b) to Ferro Corporation's Form 10-Q for the three months ended September 30, 1995, which Exhibit is incorporated herein by reference), except the lump sum severance payment is equal to a full year's compensation (base salary and incentive compensation) multiplied by three in the cases of Albert C. Bersticker, Werner F. Bush and Hector R. Ortino and multiplied by two in the case of all other officers.



                 Albert C. Bersticker
                 Werner F. Bush
                 David G. Campopiano
                 R. Jay Finch
                 James B. Friederichsen
                 D. Thomas George
                 J. Larry Jameson
                 Charles M. Less
                 Hector R. Ortino
                 Richard C. Oudersluys
                 Thomas O. Purcell
                 Gary H. Ritondaro
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                                                                Exhibit 10.1


                         Separation Agreement Between
                    Ferro Corporation and James F. Fisher
                    -------------------------------------

     James F. Fisher ("JFF") and Ferro Corporation ("Ferro") hereby voluntarily enter into the following Separation Agreement:

     1. Effective March 31, 1995, JFF shall cease to be an officer of Ferro, but shall remain an employee of Ferro without specified duties, until the earlier of September 30, 1997 or his death. JFF shall be retained on the payroll of Ferro through September 30, 1995 at his pre-existing salary level. Compensation arrangements applicable after September 30, 1995 shall be as set forth in this Agreement.

     2. For the period October 1, 1995 through September 30, 1997, JFF shall be retained on the payroll and shall be paid a salary at an annual rate of $319,200.00, payable in equal installments in accordance with Ferro's salaried employee payroll practices at the time of any such payment.

     3. JFF shall be entitled to bonus participation applicable to the year 1995 at 75% of the bonus that would otherwise be payable if he had remained employed in his executive capacity for the full year. Bonus payments will be made in accordance with the timing of payments of bonus to other executive participants in the Ferro bonus program. JFF's personal performance bonus calculation shall be made based upon a 100% personal performance rating. Bonus calculations will be based on an annual salary of $228,000.00.

     JFF shall not be entitled to any bonus applicable to periods after September 30, 1995.

     4. JFF will make himself available to Ferro for consultation by telephone or in person at Ferro's headquarters in Cleveland, Ohio as Ferro may from time to time
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reasonably request. No such request by Ferro shall unreasonably interfere with other obligations or activities which JFF may undertake, nor shall it impose travel expenses upon JFF unless Ferro agrees to reimburse JFF for such expenses.

     5. JFF will not be entitled to participate in the following Ferro employee plans after September 30, 1995:

        a. Salary continuation plan;

        b. Long-term disability plan;

        c. Workers compensation benefits; and

        d. Business travel accident insurance.

     JFF will be entitled to participate in the following employee plans (or their successor plans) as a continuing salaried employee through September 30, 1997:

        a. Ferro Flex Choice Program;

        b. Savings and Stock Ownership Plan;

        c. Ferro Corporation Retirement Plan; and

        d. Ferro Corporation Excess Benefits Plan.

     JFF's continued participation in such plans is subject to the ongoing right of Ferro to modify, amend or discontinue such plans in any manner, so long as any such modification, amendment or discontinuance is one of general application, rather than one that uniquely discriminates against JFF.

     Effective October 1, 1997, JFF shall be eligible to participate as a retiree in the Ferro Salaried Retiree Medical Program (or any successor plan), provided he follows the procedures in such plan to activate his participation. If JFF dies prior to October 1, 1997 his wife shall become eligible to participate in the Ferro Salaried Retiree Medical Program or any successor plan as if she were a qualified widow of a salaried retiree.

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     6. Commencing October 1, 1997, Ferro will pay to JFF a monthly pension, for the balance of his lifetime. In the amount determined by the terms and provisions of the Ferro Corporation Retirement Plan and the Ferro Corporation Excess Benefits Plan. Such amount is currently estimated at $10,152.34. This amount has been determined in accordance with the assumptions and procedures set forth in Appendix I. In the event JFF predeceases his wife after payments hereunder have commenced, his wife shall be entitled to receive a surviving spouse's benefit as provided by the Ferro Corporation Retirement Plan and Ferro Corporation Excess Benefits Plan. In the event JFF predeceases his wife before payments hereunder have commenced, his wife shall be entitled to receive (a) for the balance of the period to October 1, 1997, those amounts which would otherwise be payable to JFF under Section 2 hereof, were it not for his death, and (b) such surviving spousal pension benefits as are provided under the Ferro Corporation Retirement Plan and Ferro Corporation Excess Benefits Plan as though JFF had been an active salaried employee at the time of his death.

     7. The provisions of this Agreement are based upon an election by JFF of early retirement as of October 1, 1997 and the commencement of early retirement income payments to him as of that date under the Ferro Corporation Retirement Plan. Pursuant to Agreement between JFF and Ferro, JFF shall elect such early retirement as of October 1, 1997.

     8. Provided that he survives to September 30, 1997, JFF shall be deemed to have retired as of October 1, 1997, with respect to his rights under the Ferro Stock Option Plan and Performance Share Plan, and the stock option awards and performance share awards and agreements pursuant to such Plans shall be determined under the provisions of those Plans and those agreements, based upon termination of employment through such deemed early retirement, on September 30, 1997. JFF
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shall not be entitled to receive additional awards under those Plans in addition to those granted prior to the date of this Agreement.

     9. Ferro shall have no obligation to JFF on account of unused vacation, illness or personal absence, supplemental retirement program or excess benefits plan, it being deemed that any such obligations are fulfilled by the terms of this Agreement.

     10. JFF may continue to use a Ferro provided leased automobile. Ferro will insure and will reimburse JFF for maintenance and operating expenses for the vehicle in accordance with past practice. At any time after the date of this Agreement, but no later than September 30, 1997, JFF will either return the automobile to Ferro or purchase it at a price to be provided and arrangements made through Ferro's Corporate Purchasing Department.

     11. Ferro will continue to cause to be made available to JFF, at Ferro's expense, the services of KPMG Peat Marwick with respect to tax advice and tax return preparation through October 1, 1997, as well as the preparation of JFF's 1997 tax returns, whenever completed.

     12. JFF hereby reaffirms his obligations and commitments pursuant to that Employment Agreement between Ferro and JFF dated March 21, 1969 ("the Secrecy Agreement") that he previously signed with Ferro.

     13. JFF hereby releases and discharges Ferro, its successors, subsidiaries, employees, officers, directors and representatives from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which he may have or claim to have against them, or any of them, (other than his rights under or described in this Agreement). This includes, but is not limited to, claims arising under Federal, state or local laws prohibiting age, sex, race or other forms of discrimination or claims arising out of any legal or equitable restrictions on Ferro's right to terminate the

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employment of its employees. It also includes a release of all rights under his
Executive Employment Agreement with Ferro dated October 1, 1991.

     This release also includes waiver of any right JFF may have or claim to have to recovery in any lawsuit brought on his behalf by any state or Federal agency with respect to his employment termination.

     14. JFF agrees to furnish to Ferro such documentation as Ferro may reasonably request for the release to Ferro of any funds held in escrow to secure Ferro's obligations to JFF under his Executive Employment Agreement with Ferro.

     15. In the event of the death of JFF prior to October 1, 1997, the payments described in Section 2 hereof shall continue to be paid to his surviving spouse and, in the event of her death prior to October 1, 1997, to JFF's estate, until completion of payment of the amounts provided for in such
Section 2.

     16. This Agreement hereby expressly incorporates by reference the provisions of Sections IV(H) (pertaining to mitigation and offset), VII (pertaining to arbitration), and VIII(A) (pertaining to successors and assigns, but as if it referred to the compensation and benefits payable under this Agreement, rather than those payable under the Executive Employment Agreement), of the Executive Employment Agreement, as if such provisions were fully rewritten herein and applicable as between JFF and Ferro.

     17. For Federal, state, and local income tax reporting and withholding purposes, the payments in Sections 2 and 6 herein shall be deemed taxable and therefore reported as such in the years which the payments are made. For purposes of employment tax under Internal Revenue Code Section 3121(v)(2)(A), the payments under Section 6, to the extent subject to tax shall be deemed taxable.

     18. Except as specifically provided otherwise in this Agreement, the terms of this Agreement shall supersede any different or conflicting provisions of any other
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agreement between JFF and Ferro, and of any plans or policies of Ferro applicable to JFF.

     This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original, but all of which shall collectively constitute one and the same instrument.

Date:        March 22, 1995                /s/ James F. Fisher
     -------------------------------       ------------------------------------
                                           James F. Fisher

                                           FERRO CORPORATION

DATE:        March 22, 1995                By:  /s/ Hector R. Ortino
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